Exhibit 97.1

Policy for the Recovery of Erroneously Awarded Compensation
Document ID COMP-POL-0024	Page 1 of #NUM_PAGES#

1.PURPOSE
1.1    The purpose of this Policy is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company Group. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated thereunder and the Listing Standards. Each Executive Officer shall be required to sign and return to the Company the Acknowledgment Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms of and comply with this Policy.
2.SCOPE
2.1    This procedure applies to all Executive Officers of the Company, as defined herein.
3.DEFINITIONS
3.1    As used in this Policy, the following capitalized terms shall have the meanings set forth below.
(a) “Accounting Restatement” shall mean an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement (i) that corrects an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement). An Accounting Restatement does not include situations in which financial statement changes did not result from material noncompliance with financial reporting requirements, such as, but not limited to, retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provisional amounts in connection with a prior business combination; and (vi) revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
(b) “Board” shall mean the Board of Directors of the Company.
(c) “Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer
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Exhibit 97.1

Policy for the Recovery of Erroneously Awarded Compensation
Document ID COMP-POL-0024	Page 2 of #NUM_PAGES#

at any time during the applicable performance period for any Incentive-Based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-Based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.1
(d) “Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
(e) “Committee” shall mean the Compensation Committee of the Board.
(f) “Company” shall mean BillionToOne, Inc., a Delaware corporation.
(g) “Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.
(h) “Effective Date” shall mean the effective date of this Policy, which date is the date the Company becomes a public reporting company under the Exchange Act.
(i) “Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts as reflected in the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq).
1 Recovery of compensation is not required (1) with respect to any compensation Received while an individual was serving in a non-executive capacity prior to becoming an Executive Officer or (2) from any individual who is an Executive Officer on the Restatement Date but who was not an Executive Officer at any time during the performance period for which the Incentive-Based Compensation is Received.
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Exhibit 97.1

Policy for the Recovery of Erroneously Awarded Compensation
Document ID COMP-POL-0024	Page 3 of #NUM_PAGES#

(j) “Executive Officer” shall mean each individual who is or was designated as an “officer” of the Company in accordance with 17 C.F.R. 240.16a-1(f). Identification of an executive officer for purposes of this Policy would include, at a minimum, executive officers identified pursuant to 17 C.F.R. 229.401(b). As of the Effective Date (and subject to later amendments to the above-referenced rules), Executive Officer covers the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a significant policy-making function, or any other person (including any executive officer of the Company’s affiliates including a parent or subsidiary of the Company) who performs similar policy-making functions for the Company.
(k) “Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including “non-GAAP financial measures,” such as those appearing in earnings releases), and any measures that are derived wholly or in part from such measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC. Stock price and total shareholder return shall for purposes of this Policy also be considered Financial Reporting Measures.
(l) “Incentive-Based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the sake of clarity, examples of compensation that are not considered Incentive-Based Compensation include, but are not limited to: (i) base salaries; (ii) discretionary cash bonuses; (iii) awards (either of cash or equity) that are based solely upon subjective, strategic or operational metrics or measures; and (iv) equity awards that vest solely upon continued service or the passage of time.2
2 The Dodd-Frank statutory language specifies that Incentive-Based Compensation to which recovery must apply under a compliant clawback policy “includ[es] stock options awarded as compensation.” Importantly, stock options (and similar equity awards, such as restricted stock, RSUs and SARs) would be treated as Incentive-Based Compensation only if the granting, vesting or earning of the award is based, in whole or in part, on satisfying a Financial Reporting Measure (FRM) performance goal. Therefore, equity awards that are granted irrespective of attaining any FRM performance goal and vest solely on the basis of continued service or the passage of time would not be considered Incentive-Based Compensation. The strike price of an option, on its own, would not make an option Incentive-Based Compensation subject to the clawback policy (even though the option is only in-the-money when the Company’s stock price is above the strike price). In addition, any incentive awards that are granted, earned or vested solely on the basis of whether nonfinancial (e.g., strategic, operational or subjective) measures have been achieved would not be subject to the clawback policy.

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Exhibit 97.1

Policy for the Recovery of Erroneously Awarded Compensation
Document ID COMP-POL-0024	Page 4 of #NUM_PAGES#

(m) “Listing Standards” shall mean Nasdaq Listing Rule 5608.
(n) “Nasdaq” shall mean The Nasdaq Stock Market.
(o) “Policy” shall mean this Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended, restated, supplemented or otherwise modified from time to time.
(p) “Received” shall, with respect to any Incentive-Based Compensation, mean actual or deemed receipt, and Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if grant or payment of the Incentive-Based Compensation occurs after the end of that period.
(q) “Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
(r) “SEC” shall mean the U.S. Securities and Exchange Commission
4.RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
4.1    In the event the Company is required to prepare an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement, shall thereafter provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable, and shall take all other actions necessary and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officers reasonably promptly.
4.2    The Committee shall determine, in its sole discretion, the timing and method for recovering Erroneously Awarded Compensation reasonably promptly based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. Such methods may include, without limitation, (i) seeking reimbursement of all or part of any cash or equity-based award, (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (iii) cancelling or offsetting against any planned future cash or equity-based awards, (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations
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Exhibit 97.1

Policy for the Recovery of Erroneously Awarded Compensation
Document ID COMP-POL-0024	Page 5 of #NUM_PAGES#

promulgated thereunder, and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Committee may effect recovery under this Policy (i) from any amount otherwise payable to the Executive Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions, and compensation previously deferred by the Executive Officer, and (ii) from any amount of compensation approved, awarded, granted, payable or paid to the Executive Officer prior to, on or after the effective date of the Listing Standards. For the avoidance of doubt, except as set forth in Section 4.4 below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.
4.3    To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due, the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer.3 The applicable Executive Officer shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
4.4    Notwithstanding anything herein to the contrary, the Company shall not be required to recover Erroneously Awarded Compensation from any Executive Officer if the following conditions are met and the Committee determines that recovery would be impracticable:
(a)The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempt(s) and provided such documentation to Nasdaq;
(b)Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022, after the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or
3  Unpaid amounts will be subject to public disclosure in the Company’s proxy statement, including (i) the aggregate dollar amount of Erroneously Awarded Compensation that remains outstanding at the end of the last completed fiscal year and (ii) for each current and former Named Executive Officer, the dollar amount of outstanding Erroneously Awarded Compensation still owed that had been outstanding for 180 days or longer since the date the Company determined the amount the officer owed.
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Exhibit 97.1

Policy for the Recovery of Erroneously Awarded Compensation
Document ID COMP-POL-0024	Page 6 of #NUM_PAGES#

(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
5.REPORTING AND DISCLOSURE
5.1     The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings.  The Company shall also file a copy of this Policy and any amendments thereto as an exhibit to its annual report on Form 10-K.

6.NO INDEMNIFICATION OF EXECUTIVE OFFICERS
6.1    Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Executive Officer that may be interpreted to the contrary, no member of the Company Group shall be permitted to indemnify any Executive Officer against, or pay or reimburse the premiums for an insurance policy to cover, (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company Group’s enforcement of its rights under this Policy. Further, no member of the Company Group shall enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).
7.COMMITTEE INDEMNIFICATION
7.1    Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
8.EFFECTIVE DATE
8.1    This Policy shall be effective as of the Effective Date.
9.AMENDMENT; TERMINATION
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Exhibit 97.1

Policy for the Recovery of Erroneously Awarded Compensation
Document ID COMP-POL-0024	Page 7 of #NUM_PAGES#

9.1    The Committee may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
10.OTHER RECOUPMENT RIGHTS; COMPANY CLAIMS
10.1    The Committee intends that this Policy will be applied to the fullest extent of the law and with respect to all Incentive-Based Compensation granted to an Executive Officer, whether pursuant to a pre-existing contract or arrangement, or one that is entered into after the Effective Date.  Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company Group. 4
10.2    Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.
11.SUCCESSORS
11.1    This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
12.EXPECTATIONS
4 In circumstances in which both the Dodd-Frank and SOX Section 304 clawback provisions could provide for recovery of the same Incentive-Based Compensation, if an Executive Officer reimburses the Company pursuant to SOX, the amount recoverable under the Company’s Dodd-Frank clawback policy should be deducted by the amount of the reimbursement. The SEC notes that recovery under the Company’s Dodd-Frank clawback policy would not preclude recovery under SOX to the extent any applicable amounts have not been reimbursed to the Company.
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Exhibit 97.1

Policy for the Recovery of Erroneously Awarded Compensation
Document ID COMP-POL-0024	Page 8 of #NUM_PAGES#

12.1    If you have any questions about this Policy, please contact the BillionToOne General Counsel. Any requests for exceptions to this Policy must be submitted in writing.
13.APPENDIX
1.1Appendix I: ACKNOWLEDGEMENT FORM

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Exhibit 97.1

Policy for the Recovery of Erroneously Awarded Compensation
Document ID COMP-POL-0024	Page 9 of #NUM_PAGES#

Exhibit A
BILLIONTOONE, INC. POLICY FOR THE
RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
ACKNOWLEDGMENT FORM
By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the BillionToOne, Inc. Policy for the Recovery of Erroneously Awarded Compensation (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgment Form (this “Acknowledgment Form”) shall have the meanings ascribed to such terms in the Policy.
By signing this Acknowledgment Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group.  Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by promptly returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company Group to the extent required by, and in a manner permitted by, the Policy.  In the event of any inconsistency between the Policy and the terms of any employment agreement to which the undersigned is a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.

_______________________________

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Date
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